Exhibit 99.1

Jack in the Box Inc. Reports First Quarter FY 2016 Earnings; Updates Guidance for FY 2016; Declares Quarterly Cash Dividend; Announces Plans to Increase Jack in the Box Franchise Ownership and Reduce Overhead

SAN DIEGO--(BUSINESS WIRE)--February 17, 2016--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $33.9 million, or $0.94 per diluted share, for the first quarter ended January 17, 2016, compared with $37.1 million, or $0.94 per diluted share, for the first quarter of fiscal 2015.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.93 in the first quarter of fiscal 2016 compared with $0.93 in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	Sixteen Weeks Ended
	January 17,	January 18,
	2016	2015
Diluted earnings per share from continuing operations – GAAP	$0.94	$0.94
Gains from refranchising	(0.01)	(0.01)
Operating earnings per share – Non-GAAP	$0.93	$0.93

Lenny Comma, chairman and chief executive officer, said, “Our first quarter results were disappointing as operating earnings per share were below our expectations. At the Jack in the Box brand, margin expansion offset sales that were below our plan. Solid sales and traffic growth at Qdoba were hampered by lower than expected margins and some non-repetitive costs.

"Jack in the Box sales in the last part of the quarter were lower than we anticipated as several competitors began promoting aggressive value offers. We also experienced weakness at breakfast and lunch throughout the quarter, which we attribute primarily to our decision to shift the timing of some of our promotional activity around breakfast to the second quarter as compared to the first quarter of last year. In addition, we believe a competitor's messaging around its launch of all-day breakfast had some impact on our results, particularly in the 10:30 a.m. to noon period.

"In late January, we introduced multiple upgrades to the core menu at our Jack in the Box restaurants system-wide. We are confident in our ability to drive profitable sales growth and brand loyalty over the long-term by balancing our messages to include both higher-quality, more craveable food along with differentiated value offerings.

"Qdoba sales were strong on top of double-digit comparisons, driven by the introduction of Knockout Tacos® which generated nice traffic growth. Qdoba's profitability for the quarter was impacted by a number of items, including advertising costs which were $0.03 per share higher than last year due to timing, higher pre-opening costs of about $0.02 per share related to a greater number of openings, and costs of about $0.02 per share for new uniforms and a brand-wide conference.

"In addition to these items, mark-to-market adjustments hurt our consolidated results by approximately $0.01 per share.

"As we have discussed previously, we have been evaluating various levers to enhance shareholder value. At our May investor meeting, we will discuss our long-term strategies to grow sales and expand both brands. In the meantime, we have made a couple of key decisions, including plans to increase Jack in the Box franchise ownership to at least 90 percent and reduce G&A to approximately 3 percent of consolidated system-wide sales. We are targeting completion of these initiatives over the next two years. We will share more specifics at the meeting, including the potential implications of these changes to our capital structure."

Increases in same-store sales:

	Sixteen Weeks Ended
	January 17,	January 18,
	2016	2015
Jack in the Box:
Company	0.5%	3.9%
Franchise	1.8%	4.6%
System	1.4%	4.4%
Qdoba:
Company	1.5%	12.9%
Franchise	2.1%	15.1%
System	1.8%	14.0%

Jack in the Box system same-store sales increased 1.4 percent for the quarter. Company same-store sales increased 0.5 percent, with average check up 3.4 percent.

Jack in the Box system same-store sales growth for the quarter lagged the QSR sandwich segment by 2.4 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 16-week time period ended January 17, 2016. Included in this segment are 16 of the top QSR sandwich and burger chains in the country.

Qdoba same-store sales increased 1.8 percent system-wide and 1.5 percent for company restaurants in the first quarter. Company same-store sales reflected a 1.3 percent increase in transactions as well as another quarter of double-digit growth in catering sales.

Consolidated restaurant operating margin increased by 20 basis points to 19.5 percent of sales in the first quarter of 2016, compared with 19.3 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box company restaurants increased 150 basis points to 20.9 percent of sales. The improvement was due primarily to lower food and packaging costs and the benefit of refranchising. The decrease in food and packaging costs as a percentage of sales resulted from the benefit of favorable product mix changes and lower discounting, commodity deflation of approximately 1.7 percent in the quarter, and menu price increases. Restaurant operating margin for Qdoba company restaurants decreased 270 basis points to 16.6 percent of sales, as higher labor staffing, new uniforms and costs associated with a greater number of new restaurant openings more than offset the sales growth and benefits from commodity deflation of approximately 5.4 percent in the quarter.

Franchise margin as a percentage of total franchise revenues improved to 51.5 percent in the first quarter from 51.0 percent in the prior year quarter. The improvement was due primarily to higher royalty revenue for both brands and higher rental income from Jack in the Box franchised restaurants resulting from increases in franchise average unit volumes.

SG&A expense for the first quarter increased by $2.8 million and was 14.0 percent of revenues as compared to 13.5 percent in the prior year quarter. The increase reflects a $2.1 million increase in advertising costs at Qdoba due to the timing of promotional activities, higher pre-opening costs of $1.1 million resulting from a greater number of Qdoba openings and restaurants under construction in the first quarter, and $0.8 million related to a Qdoba brand conference for all company and franchise operators. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans negatively impacted SG&A by $1.0 million in the first quarter of 2016 as compared to a negative impact of $0.2 million in the first quarter of 2015, resulting in a year-over-year increase in SG&A of $0.8 million. These increases were partially offset by a $1.6 million decrease in pension expense and a $1.2 million decrease in incentive compensation.

Interest expense, net, increased by $3.0 million in the first quarter due to increased leverage and a higher effective interest rate for 2016.

The tax rate for the first quarter of 2016 was 37.6 percent versus 36.1 percent for the first quarter of 2015. The higher tax rate in the first quarter of 2016 was due primarily to an increase in state tax rates, and unfavorable adjustments on investments supporting the company's non qualified retirement plans.

Capital Allocation

The company repurchased approximately 1,274,000 shares of its common stock in the first quarter of 2016 at an average price of $78.48 per share for an aggregate cost of $100.0 million. This leaves $100.0 million remaining under a stock-buyback program authorized by the company’s Board of Directors in September 2015 that expires in November 2017.

"In addition, last week our Board of Directors authorized an additional $100 million stock buyback program that also expires in November 2017. The additional authorization underscores the confidence both the management team and our Board of Directors have in our business model and long-term growth plans," Comma said.

The company also announced today that on February 12, 2016, its Board of Directors declared a quarterly cash dividend of $0.30 per share on the company’s common stock. The dividend is payable on March 14, 2016, to shareholders of record at the close of business on March 1, 2016.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the second quarter ending April 10, 2016, and fiscal year ending October 2, 2016. Fiscal 2016 is a 53-week year, with 16 weeks in the first quarter, 12 weeks in each of the second and third quarters, and 13 weeks in the fourth quarter.

Second quarter fiscal year 2016 guidance

  Same-store sales ranging from approximately down 3.0 percent to flat at Jack in the Box company restaurants versus a 7.4 percent increase in the year-ago quarter. The low end of the sales guidance for the second quarter reflects trends through the first four weeks as compared to the same period of the prior year when sales growth exceeded 10 percent.
  Same-store sales ranging from approximately flat to up 3.0 percent at Qdoba company restaurants versus a 7.0 percent increase in the year-ago quarter. Excluding the first week of the current quarter, which was negatively impacted by weather, sales trends are tracking at the low end of the guidance range as compared to the first four weeks of the prior year when sales growth exceeded 14 percent.

Fiscal year 2016 guidance

  Same-store sales increase of approximately 1.0 to 2.0 percent at Jack in the Box company restaurants.
  Same-store sales increase of approximately 2.0 to 3.0 percent at Qdoba company restaurants.
  Commodity deflation of approximately 2 percent for Jack in the Box and approximately 4 percent at Qdoba.
  Restaurant operating margin of approximately 20.0 to 20.5 percent.
  SG&A as a percentage of revenue of approximately 13.0 to 13.5 percent as compared to 14.4 percent in fiscal 2015.
  Impairment and other charges as a percentage of revenue of approximately 80 basis points.
  Approximately 20 new Jack in the Box restaurants opening system-wide, the majority of which will be franchise locations.
  Approximately 50 to 60 new Qdoba restaurants, of which approximately half are expected to be company locations.
  Capital expenditures of $100 million to $120 million.
  Tax rate of approximately 38 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, ranging from $3.50 to $3.63 in fiscal 2016 as compared to operating earnings per share of $3.00 in fiscal 2015. The estimated benefit of the 53rd week in fiscal 2016 is approximately $0.08 per diluted share.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, February 18, 2016, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on February 18.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Eats®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; litigation risks; food safety incidents or negative publicity impacting the reputations of our brands; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	Sixteen Weeks Ended
	January 17,	January 18,
	2016	2015
Diluted earnings per share from continuing operations – GAAP	$0.94	$0.94
Gains from refranchising	(0.01)	(0.01)
Operating earnings per share – Non-GAAP	$0.93	$0.93

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	Sixteen Weeks Ended
	January 17,	January 18,
	2016	2015
Revenues:
Company restaurant sales	$353,221	$351,896
Franchise rental revenues	69,738	69,446
Franchise royalties and other	47,864	47,279
	470,823	468,621
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	108,911	113,109
Payroll and employee benefits	97,907	95,679
Occupancy and other	77,699	75,031
Total company restaurant costs	284,517	283,819
Franchise occupancy expenses	52,219	52,418
Franchise support and other costs	4,862	4,723
Selling, general and administrative expenses	65,872	63,095
Impairment and other charges, net	1,657	2,180
Gains on the sale of company-operated restaurants	(818)	(850)
	408,309	405,385
Earnings from operations	62,514	63,236
Interest expense, net	8,175	5,213
Earnings from continuing operations and before income taxes	54,339	58,023
Income taxes	20,442	20,925
Earnings from continuing operations	33,897	37,098
Losses from discontinued operations, net of income tax benefit	(676)	(1,263)
Net earnings	$33,221	$35,835

Net earnings per share - basic:
Earnings from continuing operations	$0.96	$0.96
Losses from discontinued operations	(0.02)	(0.03)
Net earnings per share (1)	$0.94	$0.93
Net earnings per share - diluted:
Earnings from continuing operations	$0.94	$0.94
Losses from discontinued operations	(0.02)	(0.03)
Net earnings per share (1)	$0.92	$0.91

Weighted-average shares outstanding:
Basic	35,458	38,640
Diluted	35,946	39,384

Cash dividends declared per common share	$0.30	$0.20
____________________________
(1) Earnings per share may not add due to rounding.

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	January 17,	September 27,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$7,100	$17,743
Accounts and other receivables, net	51,673	47,975
Inventories	7,871	7,376
Prepaid expenses	20,365	16,240
Assets held for sale	19,359	15,516
Other current assets	3,018	3,106
Total current assets	109,386	107,956
Property and equipment, at cost	1,570,364	1,563,377
Less accumulated depreciation and amortization	(852,360)	(835,114)
Property and equipment, net	718,004	728,263
Intangible assets, net	14,552	14,765
Goodwill	149,012	149,027
Other assets, net	282,053	303,968
	$1,273,007	$1,303,979
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$24,760	$26,677
Accounts payable	43,995	32,137
Accrued liabilities	143,854	170,575
Total current liabilities	212,609	229,389
Long-term debt, net of current maturities	761,252	688,579
Other long-term liabilities	359,265	370,058
Stockholders’ (deficit) equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 81,270,513 and 81,096,156 issued, respectively	813	811
Capital in excess of par value	409,607	402,986
Retained earnings	1,338,724	1,316,119
Accumulated other comprehensive loss	(137,830)	(132,530)
Treasury stock, at cost, 46,588,687 and 45,314,529 shares, respectively	(1,671,433)	(1,571,433)
Total stockholders’ (deficit) equity	(60,119)	15,953
	$1,273,007	$1,303,979

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Sixteen Weeks Ended
	January 17,	January 18,
	2016	2015
Cash flows from operating activities:
Net earnings	$33,221	$35,835
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	28,514	27,370
Deferred finance cost amortization	823	661
Excess tax benefits from share-based compensation arrangements	(2,020)	(14,533)
Deferred income taxes	(2,128)	973
Share-based compensation expense	4,088	3,885
Pension and postretirement expense	4,149	5,769
Losses (gains) on cash surrender value of company-owned life insurance	2,466	(574)
Gains on the sale of company-operated restaurants	(818)	(850)
Losses on the disposition of property and equipment	651	621
Impairment charges and other	446	766
Changes in assets and liabilities:
Accounts and other receivables	(4,204)	3,999
Inventories	(495)	(121)
Prepaid expenses and other current assets	1,205	16,683
Accounts payable	7,386	(4,623)
Accrued liabilities	(25,403)	(20,063)
Pension and postretirement contributions	(1,883)	(6,880)
Other	(1,089)	(1,571)
Cash flows provided by operating activities	44,909	47,347
Cash flows from investing activities:
Purchases of property and equipment	(31,543)	(19,885)
Purchases of assets intended for sale and leaseback	(3,274)	—
Proceeds from the sale and leaseback of assets	5,803	—
Proceeds from the sale of company-operated restaurants	1,021	1,174
Collections on notes receivable	441	5,050
Acquisition of franchise-operated restaurants	324	—
Other	(28)	22
Cash flows used in investing activities	(27,256)	(13,639)
Cash flows from financing activities:
Borrowings on revolving credit facilities	176,000	154,000
Repayments of borrowings on revolving credit facilities	(97,000)	(98,000)
Principal repayments on debt	(8,479)	(5,279)
Dividends paid on common stock	(10,592)	(7,791)
Proceeds from issuance of common stock	492	11,302
Repurchases of common stock	(100,000)	(104,669)
Excess tax benefits from share-based compensation arrangements	2,020	14,533
Change in book overdraft	9,295	423
Cash flows used in financing activities	(28,264)	(35,481)
Effect of exchange rate changes on cash and cash equivalents	(32)	3
Net decrease in cash and cash equivalents	(10,643)	(1,770)
Cash and cash equivalents at beginning of period	17,743	10,578
Cash and cash equivalents at end of period	$7,100	$8,808

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA
(Unaudited)

	Sixteen Weeks Ended
	January 17,	January 18,
	2016	2015
Revenues:
Company restaurant sales	75.0%	75.1%
Franchise rental revenues	14.8%	14.8%
Franchise royalties and other	10.2%	10.1%
Total revenues	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	30.8%	32.1%
Payroll and employee benefits (1)	27.7%	27.2%
Occupancy and other (1)	22.0%	21.3%
Total company restaurant costs (1)	80.5%	80.7%
Franchise occupancy expenses (2)	74.9%	75.5%
Franchise support and other costs (3)	10.2%	10.0%
Selling, general and administrative expenses	14.0%	13.5%
Impairment and other charges, net	0.4%	0.5%
Gains on the sale of company-operated restaurants	(0.2)%	(0.2)%
Earnings from operations	13.3%	13.5%
Income tax rate (4)	37.6%	36.1%
____________________________
(1) As a percentage of company restaurant sales.
(2) As a percentage of franchise rental revenues.
(3) As a percentage of franchise royalties and other.
(4) As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and margin, and restaurant costs and margin as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY RESTAURANT OPERATIONS DATA
(Dollars in thousands)
(Unaudited)

	Sixteen Weeks Ended
	January 17, 2016		January 18, 2015
Jack in the Box:
Company restaurant sales	$236,279		$241,343
Company restaurant costs:
Food and packaging	73,133	31.0%	79,193	32.8%
Payroll and employee benefits	65,689	27.8%	66,743	27.7%
Occupancy and other	48,171	20.4%	48,631	20.2%
Total company restaurant costs	$186,993	79.1%	$194,567	80.6%
Restaurant margin	$49,286	20.9%	$46,776	19.4%
Qdoba:
Company restaurant sales	$116,942		$110,553
Company restaurant costs:
Food and packaging	35,778	30.6%	33,916	30.7%
Payroll and employee benefits	32,218	27.6%	28,936	26.2%
Occupancy and other	29,528	25.3%	26,400	23.9%
Total company restaurant costs	$97,524	83.4%	$89,252	80.7%
Restaurant margin	$19,418	16.6%	$21,301	19.3%

The following table presents franchise revenues, costs and margin in each period:

SUPPLEMENTAL FRANCHISE OPERATIONS DATA
(Dollars in thousands)
(Unaudited)

	Sixteen Weeks Ended
	January 17,	January 18,
	2016	2015
Franchise rental revenues	$69,738	$69,446

Royalties	46,662	45,829
Franchise fees and other	1,202	1,450
Franchise royalties and other	47,864	47,279
Total franchise revenues	$117,602	$116,725

Rental expense	$42,172	$42,197
Depreciation and amortization	10,047	10,221
Franchise occupancy expenses	52,219	52,418
Franchise support and other costs	4,862	4,723
Total franchise costs	57,081	57,141
Franchise margin	$60,521	$59,584
Franchise margin as a % of franchise revenues	51.5%	51.0%

The following table provides information related to our operating segments in each period:

SUPPLEMENTAL SEGMENT REPORTING INFORMATION
(Dollars in thousands)
(Unaudited)

	Sixteen Weeks Ended
	January 17,	January 18,
	2016	2015
Revenues by segment:
Jack in the Box restaurant operations	$347,583	$351,951
Qdoba restaurant operations	123,240	116,670
Consolidated revenues	$470,823	$468,621
Earnings from operations by segment:
Jack in the Box restaurant operations	$85,690	$80,857
Qdoba restaurant operations	8,737	14,676
Shared services and unallocated costs	(32,731)	(33,147)
Gains on the sale of company-operated restaurants	818	850
Consolidated earnings from operations	62,514	63,236
Interest expense, net	8,175	5,213
Consolidated earnings from continuing operations and before income taxes	$54,339	$58,023
Total depreciation expense by segment:
Jack in the Box restaurant operations	$20,473	$19,615
Qdoba restaurant operations	5,588	5,280
Shared services and unallocated costs	2,225	2,260
Consolidated depreciation expense	$28,286	$27,155

The following table summarizes the year-to-date changes in the number and mix of Jack in the Box ("JIB") and Qdoba company and franchise restaurants:

SUPPLEMENTAL RESTAURANT ACTIVITY INFORMATION
(Unaudited)

	January 17, 2016			January 18, 2015
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	413	1,836	2,249	431	1,819	2,250
New	—	5	5	1	6	7
Refranchised	(1)	1	—	(1)	1	—
Acquired from franchisees	1	(1)	—	—	—	—
Closed	—	(1)	(1)	—	(4)	(4)
End of period	413	1,840	2,253	431	1,822	2,253
% of JIB system	18%	82%	100%	19%	81%	100%
% of consolidated system	56%	84%	77%	58%	85%	78%
Qdoba:
Beginning of year	322	339	661	310	328	638
New	9	6	15	3	6	9
Closed	(1)	(1)	(2)	(2)	(4)	(6)
End of period	330	344	674	311	330	641
% of Qdoba system	49%	51%	100%	49%	51%	100%
% of consolidated system	44%	16%	23%	42%	15%	22%
Consolidated:
Total system	743	2,184	2,927	742	2,152	2,894
% of consolidated system	25%	75%	100%	26%	74%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291